Exhibit 10.2

EXECUTION VERSION

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of March 9, 2018, is entered into by and among LIBERTY INTERACTIVE CORPORATION, a Delaware corporation (“LIC”), LIBERTY INTERACTIVE LLC, a Delaware limited liability company (“Liberty LLC”), GCI LIBERTY, INC., an Alaska corporation (including any successor thereto, the “Company”), and LV BRIDGE, LLC, a Delaware limited liability company (“LV Bridge”).  Capitalized terms used herein have the meanings ascribed thereto in Section 6.1.

RECITALS:

WHEREAS, LIC, Liberty LLC and the Company have entered into an Agreement and Plan of Reorganization, dated as of April 4, 2017 (as amended, the “Reorganization Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) the Company filed its Amended and Restated Articles of Incorporation (the “Company Restated Articles”) and, upon the effectiveness of such Company Restated Articles, effected the reclassification of its capital stock (the “Company Reclassification”), (b) following the Company Reclassification, the Company effected the automatic conversion of its capital stock (the “Auto Conversion”), (c) following the Auto Conversion, LIC and Liberty LLC shall contribute certain assets and Subsidiaries to the Company in exchange for shares of the Company’s Class A common stock and Class B common stock constituting “control” of the Company within the meaning of Section 368(c) of the Code and the other consideration described in the Reorganization Agreement (the “Contribution”), and (d) following the Contribution, LIC shall effect the distribution of its interest in the Company (the “Split-Off”), in each case, on the terms and subject to the conditions of the Reorganization Agreement and in accordance with the General Corporation Law of the State of Delaware and the Alaska Corporations Code, as applicable (the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off referred to collectively as the “Transactions”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) each of the Company Reclassification and the Auto Conversion qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) the Contribution and the Split-Off, taken together, qualify as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code (the “D Reorganization”);

WHEREAS, prior to the closing of the Contribution (the “Closing”), LIC will reattribute (the “Reattribution”) certain assets and liabilities of its Ventures Group to its QVC Group, including those rights and obligations of Liberty LLC under the Liberty Indenture with respect to the outstanding Liberty Debentures;

WHEREAS, in connection with the Reattribution of the Liberty Debentures, LIC will determine the Reattributed Value;

WHEREAS, following the closing of the Split-Off (the “Split-Off Closing”), Liberty LLC will, subject to the terms and conditions of this Agreement, offer to purchase (in one or more privately negotiated transactions and/or through a tender offer or other purchase transaction) the outstanding Retained Debentures;

WHEREAS, in connection with the Transactions, the Company has agreed to indemnify Liberty LLC against certain payment obligations with respect to the Retained Debentures upon the terms and conditions set forth herein; and

WHEREAS, in connection with the Split-Off, LIC, on the one hand, and the Company, on the other, have agreed to indemnify each other on the terms and conditions provided herein with respect to certain Losses and other obligations in respect of the Split-Off relating to the assets and businesses of the Company and the assets and businesses to be retained by LIC.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
INDEMNITIES

1.1                               Cross-Indemnities.

(a)                                 The Company hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article I, from and after the Closing, to indemnify and hold harmless LIC and Liberty LLC, their Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “LIC Indemnified Parties”) from and against any Losses incurred by the LIC Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i)                                     the conduct of the Company Businesses (whether before or after the Closing);

(ii)                                  the Company Assets;

(iii)                               the Company Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of the Company or any of its Subsidiaries under this Agreement.

(b)                                 Each of LIC and Liberty LLC (jointly and severally) hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article I, from and after the Closing, to indemnify and hold harmless the Company, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Company Indemnified Parties”) from and against any Losses incurred by the Company Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i)                                     the conduct of the LIC Retained Businesses (whether before or after the Closing);

(ii)                                  the LIC Retained Assets;

(iii)                               the LIC Retained Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of LIC or any of its Subsidiaries (other than the Company Entities) under this Agreement.

(c)                                  The indemnification provisions set forth in Section 1.1(a) and (b) shall not apply to: (i) any Losses the responsibility for which is expressly covered by the Split-Off Tax Sharing Agreement; (ii) any Losses incurred by any Company Entity pursuant to any contractual obligation (other than this Agreement) existing on or after the Closing Date between (x) LIC or any of its Subsidiaries or Affiliates, on the one hand, and (y) the Company or any of its Subsidiaries or Affiliates, on the other hand; (iii) any Losses incurred by any LIC Entity pursuant to any contractual obligation (other than this Agreement) existing on or after the Closing Date between (x) LIC or any of its Subsidiaries or Affiliates, on the one hand, and (y) the Company or any of its Subsidiaries or Affiliates, on the other hand; (iv) any Losses arising from or in connection with the Purchased Debenture Indemnity, which shall be governed by Article II hereof; (v) any Losses arising from or related to the Purchase Offers to be made by Liberty LLC, which shall be covered by Article III hereof; and (vi) any Losses arising from the Retained Debenture Indemnity, which shall be governed by Article IV hereof.

(d)                                 (i)                                     In connection with any indemnification provided for in this Section 1.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 1.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim.  The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)                                  After receipt of a notice pursuant to Section 1.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or Action with respect to such Third-Party Claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims).  The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof.  If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)                               If, after receipt of a notice pursuant to Section 1.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim.  The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or Action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided, further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 1.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 1.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claims pursuant to Section 1.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor,

(B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)                                  In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages;  provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

(f)                                   The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)                                  The Indemnitor shall pay all amounts payable pursuant to this Section 1.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) Business Days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h)                                 If the indemnification provided for in this Section 1.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)                                     The remedies provided in this Section 1.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 1.1(e).

(j)                                    For the avoidance of doubt, the provisions of this Section 1.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Split-Off Tax Sharing Agreement are applicable.

(k)                                 To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 1.1.

ARTICLE II
OFFER TO PURCHASE

2.1                               Offer to Purchase.  (a) On or before the six (6) month anniversary of the Split-Off Closing (such period, the “Purchase Period”), each of LIC and Liberty LLC will use its commercially reasonable efforts to purchase (in one or more privately negotiated transactions, and/or by tender offer or other purchase transactions) the Retained Debentures outstanding following the Closing (each such offer to purchase, a “Purchase Offer”), subject to this Article II.  Promptly following the Split-Off Closing, LIC and the Company will seek to mutually agree upon the manner, terms and conditions of each Purchase Offer, including the price to be offered to holders, whether to make any Purchase Offer to all holders of Retained Debentures or a subset thereof, the timing of any Purchase Offer (which, for the avoidance of doubt, will take into account any applicable “blackout” or other restricted periods during which, in the reasonable judgment of LIC, it would be inadvisable to commence or complete any Purchase Offer), any minimum or maximum conditions, representations and warranties of the offeror, the applicable termination date of any Purchase Offer and other customary provisions applicable to the form of Purchase Offer; provided, that Liberty LLC will not be required to consummate any Purchase Offer following the expiration of the Purchase Period.

(b)                                 In connection with any Purchase Offer made in accordance with this Article II, LIC and Liberty LLC will use their respective commercially reasonable efforts to consummate such Purchase Offer, including, as and to the extent applicable, entering into customary purchase agreements, agreements with service providers in connection with any tender offers, making all applicable regulatory and governmental filings, and entering into such other agreements and arrangements as are customary in connection with the type of Purchase Offer being made.

(c)                                  Notwithstanding the other provisions of this Section 2.1, each Purchase Offer will be made only on terms and conditions which are reasonably acceptable to the Company.  In making such determination, the Company will take into account all relevant facts and circumstances known or knowable at the applicable time, including prevailing market conditions, the impact, if any, of the Company’s decision to effect or not effect a concurrent offering of debentures, and the advice of one or more financial advisers of national reputation.

(d)                                 Following the making of any Purchase Offer (including, if applicable, Liberty LLC’s execution of a purchase agreement in respect thereof), any material changes to the terms and conditions thereof or material amendments of any applicable agreements related thereto, will require the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, the Company’s determination of whether any such change or amendment is reasonable will be made pursuant to the same standard referenced in Section 2.1(c) above.  All Retained Debentures purchased by Liberty LLC (“Purchased Debentures”) will be cancelled and will cease to be outstanding, and the obligations of the Company with respect to the Retained Debenture Indemnity in respect of such Purchased Debentures will terminate.

2.2                               Purchased Debenture Indemnity.

(a)                                 With respect to any Retained Debenture purchased by Liberty LLC during the Purchase Period in accordance with the terms of Section 2.1, the Company will pay to Liberty

LLC the Purchased Debenture Indemnity Amount in respect of each Purchased Debenture in accordance with the provisions of this Section 2.2 (the “Purchased Debenture Indemnity”).

(b)                                 Liberty LLC will notify the Company in writing promptly of any accepted Purchase Offer (which, in the case of a tender offer, will be deemed to have occurred upon the expiration of the tender offer).  Such notice (the “Purchase Notice”) will specify the amount of Retained Debentures to be purchased, the Adjusted Principal Amount of such Retained Debentures, the Purchased Debenture Indemnity Amount in respect of each Retained Debenture to be purchased, the proposed date on which Liberty LLC is required to complete such purchase and make payment in respect of such Purchased Debentures (the “Payment Date”), and any other material terms related thereto.  Such Purchase Notice will be delivered to the Company not less than two (2) Business Days prior to the proposed Payment Date.  Not later than 4:00 p.m., New York City time, on the Business Day immediately preceding the proposed Payment Date of any purchase of Retained Debentures pursuant to a Purchase Offer, the Company will pay to Liberty LLC, in cash by wire transfer of immediately available funds to an account designated by Liberty LLC, the Purchased Debenture Indemnity Amount in respect of each Purchased Debenture.

(c)                                  The obligations of the Company hereunder shall be automatically reinstated if and to the extent that for any reason payment by or on behalf of the Company in respect of any obligation under this Section 2.2 is rescinded or must be otherwise restored by Liberty LLC or any Person receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(d)                                 To the fullest extent permitted by applicable law, the Company hereby agrees to indemnify and reimburse Liberty LLC against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of the rights of Liberty LLC under this Section 2.2.

ARTICLE III
PURCHASE OFFER INDEMNIFICATION AND REIMBURSEMENT

3.1                               Purchase Offer Indemnification and Reimbursement

(a)                                 As further consideration for the Transactions, the Company hereby agrees to (i) reimburse LIC and Liberty LLC for all out-of-pocket costs and expenses (including the reasonable fees and expenses of outside counsel, accountants and financial advisors) of LIC and Liberty LLC reasonably incurred in connection with the making and completion of any Purchase Offer (but, for the avoidance of doubt, excluding the purchase price payable for such Purchased Debenture and any Purchased Debenture Indemnity Amount (which will be covered by Section 2.2 hereof)), and (ii) indemnify the LIC Indemnified Parties and hold each of them harmless against any and all Losses to which such LIC Indemnified Party may become subject arising out of, resulting from or in connection with any Action relating to any Purchase Offer and any agreement, document, instrument or transaction related thereto, regardless of whether any LIC Indemnified Party is a party to any such Action and regardless of the identity of the Person or Person(s) bringing such Action, and to reimburse each LIC Indemnified Party upon written demand therefor for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that (x) the reimbursement obligations pursuant to clause (i) above will not, as to any LIC Indemnified Party, apply to any costs or expenses incurred in connection with any Purchase Offer commenced or completed on terms or conditions not approved by the Company pursuant to Article II, and (y) the indemnity obligation pursuant to clause (ii) above will not, as to any LIC Indemnified Party, apply to Losses arising out of or related to Purchase Offers to the extent (A) they are based upon information of or about LIC or Liberty LLC, or representations and warranties made by LIC or Liberty LLC relating to their respective assets or businesses or corporate authority  or authorizations, in each case, that were provided by or on behalf of LIC or Liberty LLC and included in, or incorporated by reference into, any offering documents, contracts, agreements or other instruments related to any Purchase Offer, (B) they are found in a final non-appealable judgment of a court of competent jurisdiction to arise out of or result from the willful misconduct, bad faith or gross negligence of any LIC Indemnified Party, or (C) they arise out of or relate to any Purchase Offer commenced or completed on terms or conditions not approved by the Company pursuant to Article II.

(b)                                 Liberty LLC shall give the Company prompt written notice of the existence of a claim for indemnity or reimbursement hereunder; provided that the failure by Liberty LLC to so notify the Company shall not affect the rights of Liberty LLC or the LIC Indemnified Parties under this Section 3.1.

(c)                                  The Company shall promptly pay all amounts payable pursuant to this Section 3.1 in cash by wire transfer of immediately available funds following receipt of notice delivered by Liberty LLC pursuant to Section 3.1(b) above.

(d)                                 To the fullest extent permitted by applicable law, the Company hereby agrees to indemnify and reimburse the LIC Indemnified Parties against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of the rights of the LIC Indemnified Parties under this Section 3.1.

(e)                                  The parties acknowledge and agree that any claims for indemnity pursuant to Section 3.1(a)(ii) will be made in accordance with the provisions of Section 1.1(d) through Section 1.1(j) as if set forth herein, mutatis mutandis.

ARTICLE IV
RETAINED DEBENTURE INDEMNITY

4.1                               Retained Debenture Indemnity.

(a)                                 With respect to any Retained Debenture surrendered to Liberty LLC during the Covered Period for exchange in accordance with the terms of Section 209 of the Supplemental Indenture, the Company will pay to Liberty LLC the Retained Debenture Indemnity Amount in respect of each Retained Debenture to be exchanged in accordance with the provisions of this Section 4.1 (the “Retained Debenture Indemnity”).

(b)                                 (i) Liberty LLC will notify the Company in writing promptly following the surrender of a Retained Debenture for exchange in accordance with the terms of Section 209 of the Supplemental Indenture.  Such notice (the “Liberty Indemnity Notice”) will specify the amount of Retained Debentures so surrendered, the Adjusted Principal Amount of such Retained

Debentures, the Exchange Date, the Estimated Reference Share Value, the Estimated Retained Debenture Indemnity Amount in respect of each Retained Debenture so surrendered, and a good faith estimate of the settlement date for such exchange.  No later than sixteen (16) Business Days prior to the estimated settlement date for such exchange, the Company will deposit to a segregated account of the Company maintained at a bank or financial institution (the “Company Account”) an amount in cash equal to the Estimated Retained Debenture Indemnity Amount for each Retained Debenture so surrendered and deliver written notice to Liberty LLC of such deposit (which notice will include confirmation of such deposit to the Company Account by such bank or financial institution).

(ii) Assuming such funds have been so deposited, not later than 4:00 p.m., New York City time, on the second (2nd) Business Day immediately preceding the settlement date for such exchange, Liberty LLC will provide the Company with prompt written notice of the Retained Debenture Indemnity Amount with respect to each Retained Debenture specified in the Liberty Indemnity Notice to be exchanged on such settlement date, and not later than 9:00 a.m., New York City time, on the first (1st) Business Day preceding the settlement date for such exchange, (A) if the Estimated Retained Debenture Indemnity Amount (together with any accrued interest thereon) is less than the Retained Debenture Indemnity Amount for all such Retained Debentures, the Company shall immediately deliver and pay to Liberty LLC (x) the funds from the Company Account together with (y) an amount in cash equal to the difference between the Retained Debenture Indemnity Amount and the Estimated Retained Debenture Indemnity Amount (together with any accrued interest thereon) for all such Retained Debentures, or (B) if the Estimated Retained Debenture Indemnity Amount (together with any accrued interest thereon) is equal to or greater than the Retained Debenture Indemnity Amount for all such Retained Debentures, (x) the Company shall immediately deliver the funds from the Company Account in an amount equal to the Retained Debenture Indemnity Amount for all such Retained Debentures, and (y) any remaining funds in the Company Account will be released back to the Company. All such payments by the Company will be made by wire transfer of immediately available funds to an account to be specified by Liberty LLC.

(c)                                  The obligations of the Company hereunder shall be automatically reinstated if and to the extent that for any reason payment by or on behalf of the Company in respect of any obligation under this Section 4.1 is rescinded or must be otherwise restored by Liberty LLC or any Person receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(d)                                 To the fullest extent permitted by applicable law, the Company hereby agrees to indemnify and reimburse Liberty LLC against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of the rights of Liberty LLC under this Section 4.1.

ARTICLE V
COVENANTS

5.1                               Further Assurances.  At any time after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

5.2                               Specific Performance.  Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that each other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

5.3                               Access to Information.

(a)                                 Each party will provide to the other party, at any time after the Closing Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of LIC and the Company will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any Action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement.

(b)                                 Any information belonging to a party that is provided to another party pursuant to Section 5.3(a) will remain the property of the providing party.  The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 5.3 or which otherwise comes into the Receiving Party’s possession and control pursuant to this Agreement.  Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)                                  The party requesting any information under this Section 5.3 will reimburse the disclosing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)                                 For the avoidance of doubt, the provisions of this Section 5.3 are not intended to, and shall not, apply to any information relating to matters governed by the Split-Off Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 5.3.

5.4                               Confidentiality.  Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable law.  Notwithstanding the foregoing, the Receiving Party may disclose Proprietary Information of the Disclosing Party in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent.

(a)                                 “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent Person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all proprietary ideas, plans and information, including information of a technological or business nature, to the extent used by the Company or the Company Businesses or which constitute the Company Assets on or prior to the Closing Date will constitute Proprietary Information of the Company for purposes of this Section 5.4.

(b)                                 Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Receiving Party from a third party not bound by a confidentiality obligation; or (iii) is approved for release by prior written authorization of the Disclosing Party.

5.5                               Notices Regarding Transferred Assets.  Any transferor of an Asset or Liability in the Contribution that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Contribution, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 5.5.

5.6                               Treatment of Payments.  The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.6 of the Split-Off Tax Sharing Agreement to the extent permitted by applicable law.  In pursuance of the D Reorganization, it is intended by the parties that any payments made by the Company to LIC and/or Liberty LLC pursuant to this

Agreement will either be (i) distributed or transferred by LIC and/or Liberty LLC to their respective creditors or (ii) used to repurchase stock of LIC.

5.7                               No Sale; Liens.  With effect at all times until the date that is thirty (30) days following the date on which the Company ceases to have any payment obligations under the Retained Debenture Indemnity, LV Bridge hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to, and the Company hereby covenants and agrees that it shall not, and shall cause LV Bridge (or any successor to LV Bridge that acquires beneficial ownership of the Covered Shares) not to, directly or indirectly, without the prior written consent of Liberty LLC, (i) offer, pledge, sell, contract to sell, sell short, sell any call option or other right or warrant to purchase, purchase any put option, lend, hedge any “long” position in or otherwise transfer or dispose of, directly or indirectly, any Covered Shares or any securities convertible into or exercisable or exchangeable for any Covered Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Covered Shares or such other securities, in cash or otherwise.  For the avoidance of doubt, any corporate reorganization or other extraordinary corporate transaction involving the Issuer of the Covered Shares which affects all outstanding Covered Shares will not constitute a breach of this Section 5.7.

ARTICLE VI
MISCELLANEOUS

6.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Adjusted Principal Amount” has the meaning ascribed to such term in the Supplemental Indenture.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clauses (i) through (vii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) LIC taken together with its Subsidiaries and any of their respective Investees, (ii) the Company taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty Media Corporation taken together with its Subsidiaries and their respective Investees, (iv) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (v) Liberty Broadband Corporation taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Expedia Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees; and (vii) CommerceHub, Inc., taken together with its Subsidiaries and any of their respective Investees.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Assumed Liabilities” means the Liabilities assumed by the Company pursuant to the Contribution in accordance with the terms of the Reorganization Agreement.

“Business Day” has the meaning ascribed to such term in the Reorganization Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means the Assets of the Company and its Subsidiaries immediately prior to the Closing and the Contributed Assets.

“Company Businesses” means the businesses conducted by the Company Assets.

“Company Entity” or “Company Entities” means and includes each of the Company and its Subsidiaries, after giving effect to the Contribution.

“Company Liabilities” means the Assumed Liabilities and any Liabilities of the Company and its Subsidiaries immediately prior to the Closing.

“Company Related Party Merger” means any merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving only the Company and one or more wholly owned Subsidiaries of the Company.

“Contributed Assets” means the Assets contributed to the Company pursuant to the Contribution in accordance with the terms of the Reorganization Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Covered Period” means the period beginning on the Closing Date and ending on the earliest of (x) the Purchase Date and (y) the date upon which there cease to be outstanding any Retained Debentures or such date as all outstanding Retained Debentures are owned by LIC or its Subsidiaries or an Acquiring Person with respect thereto.

“Covered Shares” means, at any time of determination prior to the expiration of the obligations of Liberty LLC and LV Bridge under Section 5.7 hereof, the total number of Reference Shares (rounded up to the nearest whole number) deliverable by Liberty LLC in the event that all outstanding Retained Debentures were surrendered for exchange pursuant to the Liberty Indenture as of such date (and, for avoidance of doubt, regardless of whether a holder of Retained Debentures is then entitled to exchange such Retained Debentures for Reference Shares); provided, however, that a Retained Debenture will be deemed to remain outstanding for purposes of this definition until the Company has satisfied its obligations (if any) with respect to such Retained Debenture. For the avoidance of doubt, to the extent that Retained Debentures (x) become Purchased Debentures and are subsequently cancelled and cease to be outstanding, or (y) are exchanged in accordance with the terms thereof, then, in each case, upon the satisfaction by the Company of its related Purchased Debenture Indemnity or Retained Debenture Indemnity, as applicable, the number of Covered Shares will be appropriately reduced.

“Effective Time” means the effective time of the Split-Off.

“Estimated 2046 Exchangeables Tax Benefits Amount” has the meaning given to such term in the Split-Off Tax Sharing Agreement.

“Estimated Reference Share Value” means, as of the Exchange Date for any Retained Debenture surrendered for exchange, the product of (x) the Closing Price (as defined in the Supplemental Indenture) of a Reference Share on the Exchange Date and (y) the number of Reference Shares attributable to such Retained Debenture.

“Estimated Retained Debenture Indemnity Amount” means, with respect to each Retained Debenture surrendered during the Covered Period to Liberty LLC for exchange in accordance with the terms of the Liberty Indenture, an amount in cash equal to (x) the Estimated Reference Share Value of such Retained Debenture on the Exchange Date less (y) the Adjusted Principal Amount of such Retained Debenture on the Exchange Date; provided, that in the event such amount is equal to zero or a negative number, the Estimated Retained Debenture Indemnity Amount for such Retained Debenture will be zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Date” has the meaning ascribed thereto in the Supplemental Indenture.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Investee” of any Person means any Person in which such first Person owns or Controls an equity or voting interest.

“Liability” or “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Liberty Debentures” means the 1.75% Exchangeable Senior Debentures due 2046 of Liberty LLC issued under the Liberty Indenture on August 23, 2016 having an original principal amount of $1,000 per debenture and $750 million in the aggregate.

“Liberty Indenture” means collectively, the Indenture dated as of  July 7, 1999, between Liberty LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Supplemental Indenture, and without giving effect to any amendments, modifications or changes thereto effected after the date hereof without the Company’s consent which amendments, modifications or changes, individually or in the aggregate, would reasonably be expected to have an adverse effect upon the Company’s obligations under Section 4.1 of this Agreement.

“LIC Entity” or “LIC Entities” means and includes each of LIC and its Subsidiaries (other than the Company Entities), after giving effect to the Contribution.

“LIC Retained Assets” means all Assets which are held by the LIC Entities immediately prior to the Closing, other than the Contributed Assets.

“LIC Retained Businesses” means all businesses which are held by the LIC Entities immediately prior to the Closing, other than the businesses conducted by the Contributed Assets.

“LIC Retained Liabilities” means all Liabilities which are held by the LIC Entities immediately prior to the Closing other than the Assumed Liabilities.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder, whether in connection with a Third-Party Claim or otherwise.

“Permitted Holder” means (a) each of John C. Malone and Gregory B. Maffei (whether such Persons are acting individually or in concert), and their respective spouses, siblings or lineal descendants (including adoptees), (b) any trusts or private foundations created primarily for the benefit of, or Controlled at the time of creation by, any of the Persons described in clause (a), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, (c) in the event of the incompetence or death of any of the Persons described in clause (a), such Person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own any securities of the Company, or (d) any group consisting solely of Persons described in clauses (a) to (c).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Purchase Date” has the meaning ascribed to such term in the Supplemental Indenture (which, for the avoidance of doubt, is October 5, 2023 as of the date hereof).

“Purchased Debenture Indemnity Amount” in respect of each Retained Debenture to be purchased pursuant to Section 2.1 hereof, means an amount in cash equal to the difference between (x) the purchase price paid by Liberty LLC to acquire such Purchased Debenture in connection with the completion of any Purchase Offer (without taking into account any costs, expenses or fees related to such purchase which are to be reimbursed to Liberty LLC by the Company pursuant to Section 3.1 hereof) and (y) the sum of (i) the Reattributed Value of such Purchased Debenture and (ii) the Estimated 2046 Exchangeables Tax Benefits Amount related to such Purchased Debenture; provided, that in the event such amount is equal to zero or a negative number, the Purchased Debenture Indemnity Amount for such Purchased Debenture will be zero.

“Reattributed Value” of a Retained Debenture means the net present value of (i) the Adjusted Principal Amount of a Retained Debenture on the date of the Reattribution calculated as if such amount were paid as of the Purchase Date, plus (ii) the stated interest payments on a Retained Debenture to the Purchase Date, in each case, as calculated in connection with the Reattribution and pursuant to the Reorganization Agreement.

“Reference Shares” means such number and type of equity securities as shall constitute “Reference Shares” from time to time pursuant to the terms of the Liberty Indenture.

“Reference Share Value” means, with respect to any Retained Debenture (as determined consistent with Section 209(d) of the Supplemental Indenture), the product of the applicable Current Market Price (as defined in and determined pursuant to the Supplemental Indenture) of the Reference Shares attributable to such Retained Debenture multiplied by the total number of Reference Shares attributable to such Retained Debenture (as the same may be adjusted pursuant to Section 209(j) of the Supplemental Indenture).

“Retained Debenture Indemnity Amount” means, with respect to each Retained Debenture surrendered during the Covered Period to Liberty LLC for exchange in accordance with the terms of the Liberty Indenture, an amount in cash equal to (x) the Reference Share Value of such Retained Debenture less (y) the sum of (i) the Adjusted Principal Amount of the Retained Debenture so surrendered for exchange on the Exchange Date, and (ii) the Estimated 2046 Exchangeables Tax Benefits Amount related to such Retained Debenture surrendered for exchange; provided, that in the event such amount is equal to zero or a negative number, the Retained Debenture Indemnity Amount for such Retained Debenture will be zero.

“Retained Debentures” means those Liberty Debentures which remain outstanding as of any date of determination following the Closing.

“Split-Off Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by LIC and the Company on the Closing Date (as the same may be amended from time to time).

“Subsidiaries” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  For purposes of this Agreement, both prior to and after the Effective Time, none of the Company and its Subsidiaries shall be deemed to be Subsidiaries of LIC or any of its Subsidiaries.

“Supplemental Indenture” means the Eighteenth Supplemental Indenture, dated August 23, 2016, between Liberty LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, as in effect on the date hereof and without giving effect to any amendments, modifications or changes thereto effected after the date hereof without the Company’s consent which amendments, modifications or changes, individually or in the aggregate, would reasonably be expected to have an adverse effect upon the Company’s obligations under Section 4.1 of this Agreement

(b)                                 As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Affected Party	Section 6.5(b)
Agreement	Preamble
Acquiring Person	Section 6.5(b)
Auto Conversion	Recitals
Closing	Recitals
Company	Preamble

Company Account	Section 4.1(b)(i)
Company Indemnified Parties	Section 1.1(b)
Company Reclassification	Recitals
Company Restated Articles	Recitals
Contribution	Recitals
D Reorganization	Recitals
Disclosing Party	Section 5.4(a)
Indemnitee	Section 1.1(d)(i)
Indemnitor	Section 1.1(d)(i)
Liberty Indemnity Notice	Section 4.1(b)(i)
Liberty LLC	Preamble
LIC	Preamble
LIC Indemnified Parties	Section 1.1(a)
LV Bridge	Preamble
Payment Date	Section 2.2(b)
Proprietary Information	Section 5.4(a)
Purchase Notice	Section 2.2(b)
Purchase Period	Section 2.1(a)
Purchased Debentures	Section 2.1(d)
Purchased Debenture Indemnity	Section 2.2(a)
Purchase Offer	Section 2.1(a)
Reattribution	Recitals
Receiving Party	Section 5.4(b)
Reorganization Agreement	Recitals
Retained Debenture Indemnity	Section 4.1(a)
Separable Claims	Section 1.1(d)(ii)
Separate Legal Defenses	Section 1.1(d)(ii)
Split-Off	Recitals
Split-Off Closing	Recitals
Third-Party Claim	Section 1.1(d)(i)
Transactions	Recitals

6.2                               No Third-Party Rights.  Except for the indemnification rights of the LIC Indemnified Parties and the Company Indemnified Parties pursuant to Sections 1.1, 2.2, 3.1 and 4.1 hereof, as applicable, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

6.3                               Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by electronic mail, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile, electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any LIC Entity:	Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: (720) 875-5401
Attention: Chief Legal Officer
Email: legalnotices@libertymedia.com

if to any Company Entity:	GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: (720) 875-5930
Attention: Chief Legal Officer
Email: legalnotices@libertymedia.com

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

6.4                               Entire Agreement.  This Agreement, together with the Reorganization Agreement, and the Split-Off Tax Sharing Agreement, including the respective exhibits and schedules to each of the foregoing, embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding.  Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

6.5                               Binding Effect; Assignment.

(a)                                 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except by operation of law and as expressly contemplated by this Section 6.5, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that LIC and the Company may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve LIC or the Company, as the assignor, of its obligations hereunder.

(b)                                 In the event of (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, LIC or Liberty LLC which would result in any Person or “group” (as defined in Rule 13d-3 of the Exchange Act for all purposes hereunder) (other than a Permitted Holder or any such group consisting entirely of Permitted Holders) owning fifty percent (50%) or more of the aggregate outstanding equity interests of the Company, LIC or Liberty LLC, as the case may be,

(ii) any direct or indirect acquisition or purchase by any Person or group, in a single transaction or a series of related transactions, of assets or properties that constitute fifty (50%) percent or more of the fair market value of the assets and properties of the Company, LIC or Liberty LLC, as the case may be, (iii) any direct or indirect acquisition or purchase by a Person or group, in a single transaction or series of related transactions, of fifty percent (50%) or more of the aggregate outstanding voting power with respect to the Company, LIC or Liberty LLC, as the case may be, or (iv) any combination of the foregoing or other transaction having a similar effect to those described in clauses (i) through (iii), in each case, (A) following the Closing and (B) excluding (1) the Transactions, (2) a Company Related Party Merger and (3) in the case of clauses (ii), (iii) and (iv) any such acquisition by a Permitted Holder or a group consisting entirely of Permitted Holders, the applicable of the Company, LIC or Liberty LLC that is the subject of such event (the “Affected Party”) shall cause the Person acquiring the equity interests, assets or voting power of the Affected Party as a result such event described in clause (i), (ii), (iii) or (iv), as applicable (the “Acquiring Person”, which term, in the event the Person acquiring the Affected Party is a Subsidiary of another Person, will mean the parent company of such acquiring Person), to become, in connection with the completion of such event, a joint and several obligor with such Affected Party with respect to the rights, interest, duties, liabilities and obligations of the Affected Party hereunder, and such Acquiring Person shall thereafter be deemed a party to this Agreement (whether or not such Acquiring Person executes a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto).  For the avoidance of doubt, this Agreement shall continue to be binding upon the Affected Party notwithstanding any change in ownership of the Affected Party.

6.6                               Governing Law; Jurisdiction.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal Action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 6.3 and this Section 6.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, Action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.  Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party.

6.7                               Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

6.9                               Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

6.10                        No Strict Construction; Interpretation.

(a)                                 LIC and the Company each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)                                 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

6.11                        Conflicts with Split-Off Tax Sharing Agreement.  In the event of a conflict between this Agreement and the Split-Off Tax Sharing Agreement, the provisions of the Split-Off Tax Sharing Agreement shall prevail.

6.12                        Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail or facsimile transmission of a signed copy thereof.

6.13                        Survival.  The rights and obligations of the parties hereto, together with the LIC Indemnified Parties and the Company Indemnified Parties, and the representations and warranties contained herein shall survive the Split-Off.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LIBERTY INTERACTIVE LLC

By:	Liberty Interactive Corporation,
its Sole Member and Manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LV BRIDGE, LLC

By:	Liberty Interactive LLC,
its Sole Member and Manager

By:	Liberty Interactive Corporation,
its Sole Member and Manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

GCI LIBERTY, INC.

By:	/s/ Peter Pounds
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Indemnification Agreement]